Exhibit 4.1

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of June 29, 2017, is by and among Rising Tide Parent Inc., a Delaware corporation (“Parent”), Rising Tide Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and the Persons set forth on Schedule I attached hereto (“Stockholder”).

WHEREAS, Stockholder is, as of the date hereof, the record and beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of the number of Shares (as defined in the Merger Agreement) and Company Options (as defined in the Merger Agreement) of West Marine, Inc., an Delaware corporation (the “Company”), as set forth opposite the name of Stockholder on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sub, and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Sub with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Sub have required that Stockholder, and Stockholder has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.      Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Sub as follows:

(a)	As of the time of execution of this Agreement, Stockholder (i) is the record or beneficial owner of the Shares and/or the Company Options (together with any Shares, Company Options or other equity securities of the Company which such Stockholder may acquire at any time during the term of this Agreement, including pursuant to any exercise of Company Options, the “Stockholder Securities”) set forth opposite Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other Shares or Company Options, RSUs or other equity securities of the Company.

(b)	Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)	This Agreement has been duly executed and delivered by Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Sub, this Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d)	Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any Contract of any kind to which Stockholder is a party or by which Stockholder or Stockholder’s assets are bound, except for such violations, defaults or conflicts as would not prevent or materially delay Stockholder’s performance of its obligations under this Agreement. Assuming compliance with the applicable provisions of the HSR Act, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Sub in connection with the Merger Agreement and the transactions are obtained or made, the consummation by Stockholder of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to Stockholder, (ii) require any consent, approval, or notice under any legal requirements applicable to Stockholder, other than as required under the Exchange Act, or (iii) if such Stockholder is an entity, violate any provision of such Stockholder’s organizational documents, except in each case as would not prevent or materially delay Stockholder’s performance of its obligations under this Agreement.

(e)	The Stockholder Securities and the Certificates representing the Stockholder Securities owned by Stockholder are now, and, subject to Section 3(b), at all times during the term of this Agreement will be, held by Stockholder or by a nominee or custodian for the benefit of Stockholder, free and clear of all Liens, except for (i) any such Liens arising hereunder or under the Merger Agreement and (ii) any applicable restrictions on transfer under the Securities Act, the securities Laws of any state within the United States or pursuant to any written policies of the Company with respect to restrictions upon the trading of securities under applicable securities laws (collectively, “Permitted Liens”).

(f)	Stockholder has full voting power, with respect to the Shares that are Stockholder Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder Securities. The Stockholder Securities are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder Securities, except as provided under this Agreement.

(g)	As of the time of execution of this Agreement, there is no Proceeding of any nature pending or, to the knowledge of Stockholder, threatened against Stockholder at law or equity before or by any Governmental Entity that could reasonably be expected to prevent or materially delay Stockholder’s performance of its obligations under this Agreement.

(h)	Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

SECTION 2.      Representations and Warranties of Parent and Sub. Each of Parent and Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

(a)	Each of Parent and Sub is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and each of Parent and Sub has the corporate power and authority to execute and deliver and perform its obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b)	This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Sub, and, assuming this Agreement and the Merger Agreement constitute legal, valid and binding obligations of the other parties hereto and thereto, constitute the legal, valid and binding obligations of each of Parent and Sub, are enforceable against each of them in accordance with their terms, subject to the Bankruptcy and Enforceability Exception.

SECTION 3.      Transfer of the Shares; Other Actions.

(a)	Prior to the End Date, except as otherwise expressly provided herein (including pursuant to this Section 3 or Section 4) or in the Merger Agreement, Stockholder shall not, and shall cause each of its Subsidiaries and affiliates not to: (i) directly or indirectly transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any Lien (other than Permitted Liens) on or enter into any agreement with respect to (any of the foregoing, a “Transfer”), any or all of its Stockholder Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Stockholder Securities with respect to any matter that is in contravention of the obligations of Stockholder under this Agreement with respect to the Stockholder Securities; or (iv) deposit any of the Stockholder Securities into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Stockholder Securities in contravention of the obligations of Stockholder under this Agreement with respect to the Stockholder Securities. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Stockholder Securities shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the End Date.

(b)	Notwithstanding the foregoing Section 3(a), any Stockholder may Transfer Stockholder Securities, (i) if such Stockholder is an individual, (A) to any trust for the benefit of such Stockholder or any spouse or descendant of such Stockholder for estate planning purposes and (B) upon the death of such Stockholder, to such Stockholder’s estate, (ii) if such stockholder is an entity, to any affiliate of such Stockholder and (iii) as Parent may otherwise agree in writing in its sole discretion, so long as, in the case of each of the foregoing clauses (i), (ii) and (iii), any such transferee shall agree in writing to be bound by this Agreement as though such transferee were an original party hereto in the capacity as a Stockholder prior to the consummation of any such Transfer.

(c)	Stockholder agrees that it will not exercise any appraisal rights available to Stockholder with respect to the Merger in accordance with Section 262 of the DGCL.

SECTION 4.      Voting of Shares.

(a)	Without in any way limiting Stockholder’s right to vote the Stockholder Securities in its sole discretion on any other matters not set forth in Section 4(a)(ii) that may be submitted to a Stockholder vote, consent or other approval, at any annual, special or other meeting of the Company’s stockholders called or any action by written consent in lieu of a meeting of stockholders of the Company with respect to any of the following, and at any adjournment or postponement thereof, Stockholder (solely in Stockholder’s capacity as a holder of the Stockholder Securities and not in any other capacity) shall, or shall cause the holder of record on any applicable record date to, (i) appear at each such meeting or otherwise cause all of Stockholder’s Stockholder Securities entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, all Stockholder Securities beneficially owned by Stockholder and entitled to vote (A) in favor of (1) the approval of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (2) any other matter reasonably necessary to consummate the transactions contemplated thereby (including the Merger), and (B) against (x) any action or agreement which could reasonably be expected to impede, interfere with, prevent, delay or adversely affect the Merger Agreement, the Merger or this Agreement, (y) any Competing Proposal and (z) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement.

(b)	Notwithstanding the foregoing, Stockholder shall retain at all times the right to vote the Stockholder Securities held by it in its sole discretion and without any other limitation on those matters other than those set forth in Section 4(a)(ii) that are at any time or from time to time presented for consideration to the Company’s stockholders at any annual, special or other meeting of the Company’s stockholders or any action by written consent in lieu of a meeting of the Company’s stockholders.

(c)	The obligations set forth in this Section 4 shall apply to Stockholder during the period beginning on the date of this Agreement and ending on the End Date.

SECTION 5.      No Solicitation. Subject to Section 6, Stockholder covenants and agrees that, beginning on the date of this Agreement and ending on the End Date, Stockholder shall not and shall cause its Representative not to directly or indirectly take any action that the Company is prohibited from taking under Section 5.03 of the Merger Agreement.

SECTION 6.      Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of the Stockholder Securities and/or other Shares or Company Options and not in Stockholder’s or any partner, officer, employee or affiliate of Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any actions or omissions of any such person in his or her capacity as a director and/or officer of the Company or any of its Subsidiaries or from fulfilling the duties and obligations of such office, including in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries.

SECTION 7.      Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

SECTION 8.      Termination.

(a)	This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately and automatically, and be of no further force and effect, without any notice or other action by any person, upon the earliest to occur of the following (the date of such termination, the “End Date”):

(i)	valid termination of the Merger Agreement in accordance with its terms;

(ii)	the Effective Time;

(iii)	the mutual written consent of Parent and Stockholder; or

(iv)	any change to the terms of the Merger Agreement without the prior written consent of Stockholder that (A) reduces the Merger Consideration or any other consideration otherwise payable with respect to the Company Options beneficially owned by Stockholder (subject to adjustments in compliance with Section 2.01(b) of the Merger Agreement) or (B) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the Shares or Company Options beneficially owned by Stockholder;

(b)	Upon termination of this Agreement, all obligations of the parties hereto under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided however, that the termination of this Agreement shall not relieve any party hereto from liability for any willful misrepresentation or willful and material breach of this Agreement, in each case prior to such termination.

(c)	Sections 8(b), 9 and 12 hereof shall survive the termination of this Agreement.

SECTION 9.      Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

SECTION 10.  Public Announcements. Stockholder shall not make public announcements regarding this Agreement and the transactions contemplated hereby that are inconsistent with the public statements made by the Company and Parent in connection with this Agreement, the Merger Agreement and the transactions contemplated thereby, without the prior written consent of Parent. Stockholder (i) consents to and authorizes (x) the publication and disclosure by the Company, Parent and their respective affiliates of its identity and beneficial ownership of the Stockholder Securities and the nature of its commitments, obligations, arrangements and understandings under this Agreement in the Proxy Statement, any current report of the Company on Form 8-K and any other documents required to be filed with the SEC or other Governmental Entity; provided that, Parent shall provide Stockholder and its counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments and (y) the filing by the Company, Parent and their respective affiliates of this Agreement as an exhibit to the extent required to be filed with the SEC or any Governmental Entity relating to the Merger, and (ii) agrees to promptly give to the Company and Parent any information they may reasonably require for the preparation of any such disclosure documents. Parent consents to and authorizes the publication and disclosure by Stockholder of the nature of its commitments and obligations under this Agreement in connection with the Merger in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Entity to be made by Stockholder in connection with the Merger.

SECTION 11.  Adjustments. In the event (a) of reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction or (b) that Stockholder shall become the beneficial owner of any additional Shares or Company Options, then the terms of this Agreement shall apply to the Shares or Company Options held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Stockholder Securities hereunder. In the event that Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4(a)(ii) hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Stockholder Securities hereunder.

SECTION 12.  Miscellaneous.

(a)               Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail or by registered or certified mail (postage prepaid, return receipt requested and providing proof of delivery) to the respective parties hereto at the following addresses, facsimile numbers or email addresses as follows (or at such other address, facsimile number or email address for a party as shall be specified by like notice):

If to Stockholder, to:

c/o West Marine, Inc.

500 Westridge Drive

Watsonville, California  95076

Attention:	Randolph K. Repass
Email:	As separately provided

If to Parent or Sub, to:

c/o Monomoy Capital Partners III, L.P.

142 West 57th Street, 17th Floor

New York, NY 10019

Attention:	Daniel Collin
Lee Mlotek
E-mail:	dcollin@mcpfunds.com
lmlotek@mcpfunds.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention:	Michael Weisser, P.C.
David Feirstein
Facsimile:	(212) 446-6460
E-mail:	michael.weisser@kirkland.com
david.feirstein@kirkland.com

(b)               Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)               Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d)               Entire Agreement, No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and (ii) is not intended to, nor shall it, confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(e)               Governing Law, Jurisdiction. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any conflicts of laws principles that would result in the application of the Law of any other state or jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby exclusively in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware) and, solely in connection with claims arising under this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, (i) irrevocably submits to the exclusive jurisdiction of such court, (ii) waives any objection to laying venue in any such action or proceeding in such court, (iii) waives any objection that such court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12(a).

(f)                Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE MERGER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(f).

(g)               Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permissible assigns.

(h)               Severability of Provisions. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(i)                 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (ii) the right of specific enforcement is an integral part of the Agreement and without that right, Parent would not have entered into this Agreement. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(j)                 Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(k)               Binding Nature. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

(l)                 No Recourse. Parent and Sub agree that Stockholder will not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Merger (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Agreement), including the Company’s breach of the Merger Agreement.

(m)             No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(n)               No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

(o)               No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Sub any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to Stockholder, and neither Parent nor Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Stockholder Securities, except as otherwise specifically provided herein.

[Signature pages follow]

IN WITNESS WHEREOF, Parent, Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

RISING TIDE PARENT INC.

By:
Name:
Title:

RISING TIDE MERGER SUB INC.

By:
Name:
Title:

[Signature Page—Voting and Support Agreement]

IN WITNESS WHEREOF, Parent, Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

By:
[Stockholder]

[Signature Page—Voting and Support Agreement]